Exhibit 99.1

Restoration Hardware, Inc. Reports Third Quarter 2003 Results

Revenues up 6%, Net loss $2.9 million ($0.09 per share), in line with guidance

CORTE MADERA, Calif. (November 20, 2003)  — Restoration Hardware, Inc. (Nasdaq: RSTO) today reported net revenues of $95.8 million for the third quarter ended November 1, 2003, a 6% increase versus net revenues of $90.8 million for the same period a year ago. Comparable store sales for the third quarter increased 2.9%, on top of a 14.9% increase in the third quarter of 2002.  Direct-to-customer sales, which include catalog and Internet, increased 46% to $16.0 million, on top of a 66% increase in last year’s third quarter. The Company’s third quarter net loss was $2.9 million ($0.09 per share) compared to $2.4 million ($0.08 per share) in the third quarter of 2002.

While the quarter’s total revenues and comparable store sales were lower than anticipated, demand from orders not yet delivered increased $8.8 million in the quarter.  The Company’s first Annual Autumn Furniture Sale, the relatively late timing of the Famous Fall Lighting Sale and the launch of a new special order upholstery program all contributed to demand which was originally anticipated to be realized as revenue during the third quarter.  The Company expects these orders (which include deliveries in transit, backorders and special orders) to have a positive effect in the fourth quarter as deliveries occur and revenues are recognized per the Company’s revenue recognition policy.

Gary Friedman, the Company’s President and CEO stated,  “We were very pleased with our customers’ response to the merchandising and marketing programs during the third quarter. Customers’ reaction to our Annual Autumn Furniture Sale, and our new special order upholstery program created overall demand which exceeded our expectations, some of which will be recognized in our results for the fourth quarter.”

Mr. Friedman further remarked, “During the quarter we opened two new Restoration Hardware prototype stores which have been designed to showcase our existing and new core businesses with greater clarity and authority. Both stores, in Richmond, Virginia and Cleveland, Ohio, are performing above plan, with a third store scheduled to re-open November 21 in Corte Madera, California.”

Results for the third quarter were impacted by higher selling, general and administrative expenses which totaled $33.0 million, or 35% of revenues, as compared to $30.0 million, or 33% of revenues in the prior year’s third quarter. In 2003, the Company incurred higher costs of advertising and payroll in support of its third quarter sales events, of which some of the related sales from the demand created will not be recognized until the fourth quarter.

The Company ended the third quarter with merchandise inventories of $122.1 million, versus $125.7 million at the end of the third quarter last year, a decrease of 3% versus the Company’s sales increase of 6% for the same period. During the quarter, the Company closed one under-performing store and opened two new stores.

For the nine months ended November 1, 2003, net revenues were $273.6 million, a 12% increase versus net revenues of $245.2 million for the same period a year ago.  Comparable store sales for the nine-month period increased 8.0%, on top of an 8.3% increase in last year’s comparable period.  Direct-to-customer sales increased 53% to $41.3 million, on top of a 38% increase in the same period a year ago.

The Company’s net loss for the nine months was $10.8 million ($0.36 per share), versus $13.7 million ($0.46 per share) for the same period a year ago.  The Company’s prior year results for the first nine months included $4.0 million of additional income tax benefits as a consequence of the economic stimulus bill enacted on March 9, 2002.

Looking forward, the Company expects fourth quarter comparable store sales to increase in the mid-single digit range.  Earnings per share for the fourth quarter are expected to range from $0.30 to $0.34, based on diluted weighted average shares of approximately 38.7 million.

Conference Call:

The Company’s third quarter earnings conference call is scheduled for Thursday, November 20, 2003 at 5:00 p.m. Eastern Time.  The dial-in number is (800) 362-0574.  A live webcast of the call is available at http://www.firstcallevents.com/service/ajwz393672770gf12.html.   If you are unable to participate during the live webcast, a playback of the conference call will be available via the Internet at http://www.firstcallevents.com/service/ajwz393672770gf12.html beginning at 8:00 p.m. Eastern Time on Thursday, November 20, 2003.  A webcast replay of the call will be available at www.restorationhardware.com under “Company Info — Investor Relations — Event Calendar” until November 20, 2004.

About Restoration Hardware, Inc.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view.  Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of November 20, 2003 the Company operated 103 retail stores in 31 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s revenues and financial results for the third quarter ended November 1, 2003, statements concerning guidance for the fourth quarter of 2003, statements relating to expectations in connection with deliveries of firm orders and corresponding revenue recognition in the fourth quarter, statements relating to expected revenue from third quarter sales events, statements concerning customers’ responses to merchandising and marketing programs of the Company and implications of such responses on the Company, statements implying the effects of the Company’s new prototype stores and their product offerings on the Company’s financial performance, statements concerning the re-opening of the Company’s prototype store in Corte Madera, California, statements regarding holiday trends, and other statements containing words such as “believes,” “expects,” and words of similar import or statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, customer acceptance of delivered orders and the timing of such deliveries, actual recognition of revenues from third quarter sales events, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, continued positive customer reaction to the Company’s catalog and Internet offerings, revised product mix and prototype stores, timely opening of the Company’s prototype store in Corte Madera, California, further customer acceptance of the Company’s private label credit card, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended August 2, 2003 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources,” “Critical Accounting Policies,” and “Factors that May Affect our Future Operating Results” and in Part I, Item 4 thereof (“Controls and Procedures”).  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Patricia McKay

Chief Financial Officer

(415) 924-1005

(415) 945-4679 Fax

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	13 weeks ended		13 weeks ended
	11/1/03	% of Revenues	11/2/02	% of Revenues

Net revenues	$95,814	100.0%	$90,774	100.0%
Cost of sales and occupancy	67,027	70.0%	63,669	70.1%
Gross profit	28,787	30.0%	27,105	29.9%

Selling, general and administrative expenses	33,031	34.5%	30,024	33.1%
Loss from operations	(4,244)	-4.4%	(2,919)	-3.2%

Interest expense, net	(519)	-0.5%	(834)	-0.9%
Change in fair value of warrants	—	0.0%	—	0.0%

Loss before income taxes	(4,763)	-5.0%	(3,753)	-4.1%

Income tax benefit	1,905	2.0%	1,351	1.5%

Net loss	(2,858)	-3.0%	(2,402)	-2.6%

Preferred shareholder return:
Dividends	—	0.0%	—	0.0%

Loss attributable to common stockholders	$(2,858)	-3.0%	$(2,402)	-2.6%

Stores open at end of period	103		105
Total selling square footage	675,585		688,634

Loss per share, basic and diluted	$(0.09)		$(0.08)
Weighted average shares	30,592		29,926

	39 weeks ended		39 weeks ended
	11/1/03	% of Revenues	11/2/02	% of Revenues

Net revenues	$273,553	100.0%	$245,170	100.0%
Cost of sales and occupancy	200,012	73.1%	184,874	75.4%
Gross profit	73,541	26.9%	60,296	24.6%

Selling, general and administrative expenses	89,922	32.9%	84,986	34.7%
Loss from operations	(16,381)	-6.0%	(24,690)	-10.1%

Interest expense, net	(1,674)	-0.6%	(2,098)	-0.9%
Change in fair value of warrants	—	0.0%	(278)	-0.1%

Loss before income taxes	(18,055)	-6.6%	(27,066)	-11.0%

Income tax benefit	7,222	2.6%	13,753	5.6%

Net loss	(10,833)	-4.0%	(13,313)	-5.4%

Preferred shareholder return:
Dividends	—	0.0%	(358)	-0.1%

Loss attributable to common stockholders	$(10,833)	-4.0%	$(13,671)	-5.6%

Stores open at end of period	103		105
Total selling square footage	675,585		688,634

Loss per share, basic and diluted	$(0.36)		$(0.46)
Weighted average shares	30,243		29,660

RESTORATION HARDWARE,  INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	11/1/03	2/1/03	11/2/02

ASSETS
Current assets:
Cash and cash equivalents	$3,237	$1,630	$2,037
Accounts receivable	5,911	3,352	4,931
Merchandise inventories	122,145	94,500	125,671
Prepaid expense and other current assets	11,931	12,445	14,403
Total current assets	143,224	111,927	147,042

Property and equipment, net	84,170	90,038	93,432
Goodwill	4,560	4,560	4,560
Other long-term assets	29,415	19,703	25,003
Total assets	$261,369	$226,228	$270,037

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$46,909	$35,649	$56,064
Deferred revenue and customer deposits	7,864	6,046	6,071
Other current liabilities	9,744	9,146	7,775
Total current liabilities	64,517	50,841	69,910

Long-term line of credit, net of debt issuance costs	45,891	13,909	49,157
Deferred lease incentives	35,677	39,109	40,113
Deferred rent	14,554	14,163	13,834
Other long-term liabilities	155	144	45
Total liabilities	160,794	118,166	173,059

Series A redeemable convertible preferred stock	9,380	13,328	13,529

Common stock	156,827	150,881	149,571
Unearned compensation	(284)	(659)	(659)
Accumulated other comprehensive income (loss)	841	(132)	(100)
Accumulated deficit	(66,189)	(55,356)	(65,363)
Total stockholders’ equity	91,195	94,734	83,449

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$261,369	$226,228	$270,037

Shares issued and outstanding at end of period	32,297	30,051	29,986